Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS

-- Ranexa® net revenue grows 19 percent quarter-over-quarter --

PALO ALTO, Calif., November 6, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the third quarter ended September 30, 2008.

For the quarter ended September 30, 2008, the Company reported a net loss of $25.4 million, or $0.41 per share. This compares to a net loss of $34.2 million, or $0.58 per share, for the same quarter in 2007 and $4.3 million, or $0.07 per share, for the prior quarter ended June 30, 2008. Excluding the impact of the $22.0 million milestone revenue recognized in the quarter ended June 30, 2008, the prior quarter net loss would have been $26.3 million. The milestone payments received in the second quarter of 2008 were $12.0 million from Astellas Pharma U.S. Inc. (Astellas) associated with the U.S. Food and Drug Administration approval for Lexiscan® (regadenoson) injection and $10.0 million relating to a milestone payment from TPG-Axon Capital associated with the commercial launch of Lexiscan®.

For the quarter ended September 30, 2008, the Company recorded $30.3 million of net product sales of Ranexa® (ranolazine extended-release tablets) in the U.S., which represents an increase of 19 percent compared to the $25.4 million of net product sales recorded in the prior quarter ended June 30, 2008 and an increase of 65 percent compared to the $18.4 million of net product sales recorded in the same quarter in the prior year.

For the quarter ended September 30, 2008, the Company recorded total revenues of $38.1 million, which consisted of $30.3 million of net product sales of Ranexa, $4.7 million of royalty and license revenue and $3.2 million of collaboration, milestone and other revenue. The $4.7 million of royalty and license revenue includes $3.1 million of amortization of our $175.0 million upfront payment earned from TPG-Axon Capital in exchange for rights to 50 percent of our royalty on North American sales of Lexiscan®, $1.3 million of royalty revenue earned under our collaboration with Astellas and $0.3 million of amortization of our $70.0 million upfront license payment from the Menarini Group (Menarini) for the exclusive rights to Ranexa in the European Union and certain other countries. The $3.2 million of collaboration, milestone and other revenue includes a $3.0 million milestone payment from Biogen Idec, Inc. received upon achievement of a development milestone related to the Adentri® program and reimbursement of costs from Astellas, our collaborative partner for Lexiscan® in North America.

Costs and expenses were $57.2 million for the quarter ended September 30, 2008. This compares to total costs and expenses of $56.8 million for the prior quarter ended June 30, 2008 and $53.7 million for the same quarter in 2007.

We expect to have taxable income for 2008, despite the overall loss under generally accepted accounting principles, primarily due to the recognition for tax purposes of income from the upfront payments from Menarini and TPG-Axon of $70.0 million and $185.0 million, respectively. These revenues are deferred and recognized over several periods in our financial results, but are included as taxable income in the current year in our tax returns. The recognition of taxable income from these payments results in tax expense of $6.9 million for the nine months ended September 30, 2008, due to federal alternative minimum tax and California state income tax.

During the quarter ended September 30, 2008, the Company had several unusual events which affected our quarterly cash flow. We received a $70.0 million upfront license payment from Menarini. We also received payments totaling $5.5 million from Biogen Idec, Inc. related to an achievement of a development milestone and an equity investment in the Company’s stock. Offsetting these cash inflows, we used $14.2 million to repurchase $14.9 million face value of our convertible subordinated notes and $9.0 million to meet a milestone obligation to Roche Palo Alto LLC resulting from marketing authorization of ranolazine in the European Union. Additionally, the Company made an estimated tax payment of $10.3 million primarily as a result of the cash received from Menarini.

Excluding the unusual cash flows above, our cash utilized for the quarter ended September 30, 2008 was $14.8 million. This compares to our cash utilized for the prior quarter of $21.7 million. The decrease in cash utilization in the quarter ended September 30, 2008 compared to the prior quarter was due primarily to higher cash receipts in the current quarter associated with higher quarter-over-quarter product revenue. At September 30, 2008, the Company had cash, cash equivalents and marketable securities of $301.9 million compared to cash, cash equivalents, marketable securities and restricted cash of $274.7 million at June 30, 2008.

Company management will webcast a conference call on November 6, 2008 at 8:00 a.m. EST, 5:00 a.m. PST, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (866) 524-6241, and international callers may participate in the conference call by dialing (706) 679-3061. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Thursday, November 13, 2008. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 68392680.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Ltd. is the company’s European subsidiary based in the United Kingdom. CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina, and Lexiscan® (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. Ranexa® (ranolazine prolonged-release tablets) is approved for use in the European Union as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line anti anginal therapies. CV Therapeutics also has other clinical and preclinical drug development candidates and programs.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

--Tables to follow--

CV THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In Thousands, Except Per Share Amounts)
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,

	2008	2007	2008	2007

Revenues:
Product sales, net	$30,274	$18,419	$77,746	$45,723
Royalties and license	4,663	—	8,619	—
Collaboration, milestone and other	3,184	1,344	26,187	14,698

Total revenues	38,121	19,763	112,552	60,421

Costs and expenses:
Cost of sales	5,240	2,609	12,974	6,558
Research and development	18,736	19,055	53,132	75,032
Selling, general and administrative	33,199	30,594	100,991	119,546
Restructuring charges	—	1,407	(7)	6,774

Total costs and expenses	57,175	53,665	167,090	207,910

Loss from operations	(19,054)	(33,902)	(54,538)	(147,489)
Other income (expense), net:
Interest and other income, net	1,787	2,847	9,655	10,112
Interest expense	(2,932)	(3,166)	(9,767)	(9,498)

Total other income (expense), net	(1,145)	(319)	(112)	614

Loss before income taxes	(20,199)	(34,221)	(54,650)	(146,875)
Income tax provision	5,176	—	6,918	—

Net loss	$(25,375)	$(34,221)	$(61,568)	$(146,875)

Basic and diluted net loss per share	$(0.41)	$(0.58)	$(1.01)	$(2.48)

Shares used in computing basic and diluted net loss per share	61,175	59,458	60,864	59,213

Reconciliation of GAAP Items to Non-GAAP Items:
Net loss, GAAP as reported	$(25,375)	$(34,221)	$(61,568)	$ (146,875)

Adjustments:
Non-recurring stock-based compensation charges	—	—	—	13,186
Restructuring charges	—	1,407	—	6,774
Net loss, non-GAAP	$(25,375)	$(32,814)	$(61,568)	$ (126,915)

Basic and diluted net loss per share, as reported	$(0.41)	$(0.58)	$(1.01)	$(2.48)
Adjustments	$—	$0.02	$—	$0.34

Basic and diluted net loss per share, non-GAAP**	$(0.41)	$(0.55)	$(1.01)	$(2.14)

Shares used in computing basic and diluted net loss per share	61,175	59,458	60,864	59,213

**The values shown above are exact; totals may not appear to sum due to rounding

CONSOLIDATED BALANCE SHEET DATA
(In Thousands)
(Unaudited)
	September 30, 2008	December 31, 2007

Assets:
Cash, cash equivalents, and marketable securities	$301,862	$ 174,245
Other current assets	45,798	41,825

Total current assets	347,660	216,070
Property and equipment, net	15,640	19,131
Other assets	28,687	23,635

Total assets	$391,987	$ 258,836

Liabilities and stockholders’ deficit:
Current liabilities	$61,677	$ 39,183
Deferred revenue, long-term	220,033	—
Convertible subordinated notes	331,580	399,500
Other long-term obligations	4,297	5,551
Stockholders’ deficit	(225,600)	(185,398)

Total liabilities and stockholders’ deficit	$391,987	$ 258,836